Exhibit 99.1

MAY NEWS

For Immediate Release              Contact: Sharon Bateman (314) 342-6494

SHAREOWNERS OF THE MAY DEPARTMENT STORES COMPANY
APPROVE MERGER WITH FEDERATED DEPARTMENT STORES, INC.

     NEW YORK, July 13, 2005 - The May Department Stores Company (NYSE: MAY) announced at its annual meeting today that its shareowners have approved the proposed merger with Federated Department Stores, Inc. (NYSE: FDS).
     According to the merger agreement, each share of May common stock will be converted into the right to receive $17.75 per share of cash and 0.3115 shares of Federated stock.
     Closing of the merger transaction is contingent on completion of anti-trust reviews. Federated and May continue to expect to close the merger in the third quarter of 2005. Record owners of stock on the date of the merger will receive materials to complete and return with their stock certificates to obtain their merger consideration shortly after the date of the merger.
     John L. Dunham, May's chairman, president and chief executive officer, told shareowners attending the meeting that May believes "the new organization will be a stronger company than either of us could have been on our own. We'll be able to grow sales, store-for-store sales, and profits faster than either company could do on its own. In simple terms, together we will be much stronger in every aspect of the business than either company could be independently."
     May's shareowners also elected four directors to one-year terms expiring in 2006: Marsha J. Evans, president and chief executive officer of The American Red Cross; David B. Rickard, executive vice president, chief financial officer and chief administrative officer of CVS Corporation; Joyce M. Roch(, president and chief executive officer of Girls Incorporated; and R. Dean Wolfe, executive vice president of acquisitions and real estate for May.
     In addition, shareowners approved an amendment to May's certificate of incorporation to provide for the annual election of directors and ratified the appointment of Deloitte & Touche LLP as May's independent registered public accounting firm.
     The May Department Stores Company currently operates 487 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 243 David's Bridal stores, 453 After Hours Formalwear stores, and 11 Priscilla of Boston stores in its Bridal Group. May operates in 46 states, the District of Columbia, and Puerto Rico.

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This release contains statements about expected future events that are forward-
looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, Federated and May's expectations regarding the anticipated closing and other statements that are not historical facts. Such statement are based upon the current beliefs and expectations of Federated and May's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in the forward-looking statements contained in this document because of a variety of factors, including a significant change in the timing of, or the imposition of any government conditions or legal impediments to, the closing of the proposed transaction. Additional factors that may affect the future results of Federated and May are set forth in the companies' filings with the SEC, which are available at www.fds.com and www.mayco.com, respectively.